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                            [JACK EVENS LETTERHEAD]


December 13, 1996


The Board of Directors
RAM-Z Enterprises, Inc.


I consent to the incorporation by reference in the registration statement on Form S-8 of RAM-Z Enterprises, Inc., of my report dated September 23, 1996, relating to the consolidated balance sheet of RAM-Z Enterprises, Inc. as of June 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the period then ended, which report appears in the current report on Form 8-K of RAM-Z Enterprises, Inc. dated August 26, 1996 as amended.


/s/ JACK EVANS